UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDCAROLINA FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	55-6144577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3101 South Church Street

Burlington, North Carolina 27215

(Address of Principal Executive Offices)

AMENDED AND RESTATED

MIDCAROLINA FINANCIAL CORPORATION

OMNIBUS STOCK OWNERSHIP AND

LONG TERM INCENTIVE PLAN;

and

MIDCAROLINA BANK

EMPLOYEE STOCK OPTION PLAN, AS AMENDED;

and

MIDCAROLINA BANK

DIRECTOR STOCK OPTION PLAN, AS AMENDED

(Full title of the Plan)

CHARLES T. CANADAY, JR., President and Chief Executive Officer

3101 South Church Street

Burlington, North Carolina 27215

(336) 538-1600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ROBERT A. SINGER

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

Post Office Box 26000

Greensboro, North Carolina 27420

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,229,250[1]	$6.21[2]	$7,637,081.20[2]	$235

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. §230.462.

1This registration statement on Form S-8 (the “Registration Statement”) covers, in addition to the number of shares of MidCarolina Financial Corporation (the “Registrant”) common stock, no par value (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to (i) the Amended and Restated MidCarolina Financial Corporation Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”); (ii) the MidCarolina Bank Employee Stock Option Plan, as amended (the “Employee Plan”); and (iii) the MidCarolina Bank Director Stock Option Plan, as amended (the “Director Plan”) (together, the “Plans”), as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

2Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per share has been calculated on a weighted average price per share basis with reference to:

(a) where established, the actual price at which shares of the Common Stock are offered, namely:

(i) 408,375 shares at $2.75 per share;

(ii) 273,611 shares at $2.75 per share;

(iii) 65,340 shares at $3.67 per share;

(iv) 28,586 shares at $5.33 per share;

(v) 13,613 shares at $5.42 per share;

(vi) 12,375 shares at $5.86 per share;

(vii) 12,375 shares at $7.78 per share;

(viii) 10,313 shares at $9.02 per share;

(ix) 120,688 shares at $10.29 per share;

(x) 88,548 shares at $12.86 per share;

(xi) 4,000 shares at $13.75 per share; and

(xii) 10,000 shares at $14.90 per share;

and

(b) for the remaining shares of Common Stock which are to be offered at prices computed upon the basis of fluctuating market prices, the average of the high and low prices of the Common Stock on October 2, 2007, as reported on the OTC Bulletin Board ($13.50).

EXPLANATORY NOTE: This Registration Statement relates to shares of Common Stock issuable by the Registrant pursuant to the Plans.

The Common Stock to be registered pursuant to this Registration Statement comprises:

(i)	412,500 shares of Common Stock pursuant to the Omnibus Plan;

(ii)	408,375 shares of Common Stock pursuant to the Employee Plan; and

(iii)	408,375 shares of Common Stock pursuant to the Director Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item I. Plan Information.

The document(s) containing information specified by Part I of this Registration Statement and Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act have been or will be sent or given to participants in the Plans. Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

The required statement is contained in the prospectus to be delivered pursuant to Part I of this Registration Statement as specified by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b)	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006, including but not limited to:

(i)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

(ii)	The Registrant’s Current Reports on Form 8-K and 8-K/A, dated January 4, 2007, January 26, 2007, July 19, 2007 and August 16, 2007.

(c)	The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the SEC on June 5, 2002, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., legal counsel for the Registrant, is deemed to have a “substantial interest” in the Registrant by virtue of the following direct and indirect interests of one of its attorneys, William P.H. Cary, Esq:

(i)	580 shares of Common Stock held by Mr. Cary;

(ii)	4,083 shares of Common Stock held by Mr. Cary’s spouse; and

(iii)	11,662 shares of Common Stock held in Mr. Cary’s retirement plan.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that to the fullest extent permitted by the North Carolina Business Corporation Act (the “NCBCA”) that no person who is serving or has served as a director shall be personally liable to the Registrant or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. The Registrant’s Bylaws state that any person who at any time serves or has served as a director, officer, employee or agent of the Registrant, and any such person who serves or has served at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the full extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. “Liability and litigation expense” are defined in the Registrant’s Bylaws as including costs and expenses of litigation (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

The Registrant’s Bylaws provide that litigation expense incurred by a person described above, in connection with a matter described above, may be paid by the Registrant in advance of the final disposition or termination of such matter, if the Registrant receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Registrant as provided in the Registrant’s Bylaws.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director’s conduct in the director’s official capacity with the corporation was in its best interests and (y) in all other cases the director’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, a committee designated by the board of directors, special legal counsel or the shareholders, as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director’s or officer’s defense, unless the corporation’s articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Document
(4)	Form of Stock Certificate, incorporated herein by reference to the Form 10-QSB filed with the SEC on November 12, 2002.

(5)	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to the legality of securities being registered.

(23)(i)	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in Exhibit 5 hereto).

(23)(ii)	Consent of Dixon Hughes PLLC.

(24)	Power of Attorney (included as part of the signature page hereof).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(a) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(b) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, state of North Carolina, on the 4th day of October, 2007.

MIDCAROLINA FINANCIAL CORPORATION
(Registrant)

By:	/s/ Charles T. Canaday, Jr.
Charles T. Canaday, Jr., President and
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby makes, constitutes and appoints Charles T. Canaday, Jr., his true and lawful attorney-in-fact and agent, with full power to sign for such person and in such person’s name and capacity indicated below, any and all amendments to this Registration Statement on Form S-8, including any and all post-effective amendments to said Registration Statement, and generally to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles T. Canaday Charles T. Canaday	President, Chief Executive Officer and Director	October 4, 2007

/s/ Christopher B. Redcay Christopher B. Redcay	Senior Vice President and Chief Financial Officer	October 4, 2007

/s/ R. Craig Patterson R. Craig Patterson	Senior Vice President	October 4, 2007

/s/ Dexter R. Barbee, Sr. Dexter R. Barbee, Sr.	Director	October 4, 2007

/s/ H. Thomas Bobo H. Thomas Bobo	Director	October 4, 2007

/s/ James R. Copland, III James R. Copland, III	Chairman and Director	October 4, 2007

/s/ Thomas E. Chandler Thomas E. Chandler	Director	October 4, 2007

/s/ J. Anthony Holt J. Anthony Holt	Director	October 4, 2007

/s/ F.D. Hornaday, III F.D. Hornaday, III	Director	October 4, 2007

/s/ Teena M. Koury Teena M. Koury	Director	October 4, 2007

/s/ John H. Love John H. Love	Director	October 4, 2007

/s/ James B. Powell James B. Powell	Director	October 4, 2007

/s/ John K. Roberts John K. Roberts	Director	October 4, 2007

/s/ James H. Smith, Jr. James H. Smith, Jr.	Director	October 4, 2007

/s/ Robert A. Ward Robert A. Ward	Director	October 4, 2007

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
(4)	Form of Stock Certificate, incorporated herein by reference to the Form 10-QSB filed with the SEC on November 12, 2002.	Incorporated by Reference

(5)	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to the legality of securities being registered.	Filed Herewith

(23)(i)	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in Exhibit 5 hereto).	Filed Herewith

(23)(ii)	Consent of Dixon Hughes PLLC.	Filed Herewith

(24)	Power of Attorney (included as part of the signature page hereof).	Filed Herewith